Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Form 20-F of our report dated March 6, 2026, which includes an explanatory paragraph relating to Spring Valley Acquisition Corp. III’s ability to continue as a going concern, relating to the financial statements of Spring Valley Acquisition Corp. III as of December 31, 2025, and for the period from March 12, 2025 (inception) through December 31, 2025. We also consent to the reference to us under the caption “Statement by Experts.”

/s/ WithumSmith+Brown, PC

New York, New York

July 15, 2026